Exhibit 99.1

CV Sciences, Inc. Announces Commencement of IND preparation
immediately following Pre-IND MEETING WITH FDA

LAS VEGAS, NV – (Marketwired – June 19, 2017) – CV Sciences, Inc. (OTCQB: CVSI) (the “Company,” “CV Sciences,” “our” or “we”), today announced that it held its pre-IND meeting with the U.S. Food and Drug Administration (FDA) on June 15, 2017, to review its drug development plan for CVSI-007, the Company’s patent-pending product for smokeless tobacco addiction therapy consisting of nicotine-polacrilex chewing gum in combination with synthetic cannabidiol (CBD).

CV Sciences President and CEO Michael J. Mona, Jr. commented, “Our pre-IND meeting with the FDA was very constructive and provided the Company with a favorable development roadmap for this important combination drug candidate. We have immediately commenced preparation of our Investigational New Drug application (IND) to initiate human trials. Our New Drug Application will be under the 505(b)2 pathway using nicotine-polacrilex gum, an FDA-approved nicotine replacement therapy, as our referenced listed drug. While nicotine-polacrilex gum is one of several approved nicotine replacement therapies for smoking tobacco addiction, all forms of nicotine replacement therapy have failed to achieve success in smokeless tobacco addiction. The FDA confirmed that it does not consider CBD to be a New Chemical Entity. We explained our scientific rationale for the addition of CBD to nicotine replacement therapies, based on our own proprietary research and peer-reviewed literature showing evidence of CBD inhibition of several different molecular pathways known to be important in treating nicotine addiction. We are extremely excited to advance this program in developing an effective therapy for one of the most addictive and potent ways of consuming nicotine, affecting 300 million users worldwide and 9 million users in the U.S.”

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB: CVSI) operates two distinct business segments: a drug development division focused on developing and commercializing novel therapeutics utilizing synthetic CBD; and a consumer product division in manufacturing, marketing and selling plant-based CBD products to a range of market sectors. CV Sciences, Inc. has primary offices and facilities in San Diego, California and Las Vegas, Nevada. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.

CONTACT INFORMATION:

Robert Haag
Managing Director
IRTH Communications
CVSI@irthcommunications.com
866-976-4784